Exhibit 10.1

March 2, 2026

Via Email

Mark Suchinski

Dear Mark,

On behalf of the GXO Logistics leadership team, I’m happy to offer you the position of Chief Financial Officer with an anticipated start date of April 1, 2026. I know I speak for the rest of our team when I say how pleased we are to make you this offer.

In this role, you will report directly to Patrick Kelleher and will be based in Greenwich, CT, subject to business travel as may be required, and future business needs. The role is a Section 16 officer as defined under Section 16 of the Securities Exchange Act of 1934.

Compensation Package

•	Base Salary: Your annual base salary of $650,000 will be paid on a bi-weekly basis, via direct deposit, less applicable taxes, and deductions. It may take up to 2-3 weeks to process your first paycheck.

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Annual Incentive: You will be eligible to participate in the Company’s annual incentive plan, subject to the terms and conditions of the plan, as may be in effect from time to time. The incentive plan structure is based on a target percentage of your base salary. The target incentive for you is 125% of your base salary. The amount of your earned annual incentive award, if any, will be determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and paid in accordance with the Company’s practices in effect from time to time for other similarly situated senior executives or Named Executive Officers. Your annual incentive award for 2026 will be paid at a level that is no less than target and will not be prorated based on your hire date.

•	Equity Sign-On: Subject to approval by the Compensation Committee of GXO’s Board of Directors or its delegate, and in recognition of equity that you will forfeit upon the termination of your employment with your current employer, $1,500,000 of grant date value will be awarded to you (the “Sign-On Equity Award”) consisting of an award of: (a) time-vesting Restricted Stock Units (the “Sign-On RSU Award”) in the amount of $750,000, with the number of shares determined using the closing stock price on your date of hire; and (b) and performance-vesting Performance Share Units (the “Sign-On PSU Award”) in the amount of $750,000, with the number of shares determined using the same stock price as the Chief Executive Officer’s sign on equity award. The Sign-On Equity Awards will be subject to the terms and conditions of the Company’s 2021 Omnibus Equity Plan (the “Omnibus Plan”) and the applicable award agreement thereunder. The vesting terms applicable to the Sign-On Equity Awards will be set forth in the applicable award agreements and are summarized below.

o	The Sign-On RSU Award will vest in equal installments, with one-third vesting on each of the first three anniversaries of the grant date, subject to your continued employment with the Company through each applicable vesting date.

o	The Sign-On PSU Award will vest on the third anniversary of the grant date, subject to your continued employment with the Company through such date and subject to achievement of the applicable performance goals. Between 0-225% of the target number of shares subject to the Sign-On PSU Award may be earned based on the Company’s total shareholder return (“TSR”) relative to the component companies of the S&P Mid Cap 400 Index during the three-year performance period. 100% of the target number of shares subject to the Sign-On PSU Award will be earned if the Company’s TSR reaches the 55th percentile and 225% of the target number of shares subject to the Sign-On PSU Award (the maximum payout) will be earned if the Company’s TSR reaches the 90th percentile. The total number of shares that may be earned is capped at 100% of the target number of shares if the Company’s absolute TSR during the performance period is negative.

o	The treatment of each of the Sign-On RSU Award and the Sign-On PSU Award upon your termination of employment will be set forth in the applicable award agreement and will generally be consistent with the termination provisions applicable to 2025 annual restricted stock unit awards and 2025 annual performance-vesting stock unit awards, respectively, previously granted by the Company to executive officers.

•	Long-Term Incentive: Beginning with the 2026 fiscal year, you will be eligible to participate in the Company’s long-term equity incentive (“LTI”) program as in effect from time to time for similarly situated senior executive officers. Subject to approval by the Compensation Committee, your equity award for the 2026 grant cycle will have a target value of no less than $1,500,000, with the form to be as for similarly situated employees (generally 65% Restricted Stock Units (“RSUs”) and 35% Performance Share Units (“PSUs”)). The number of shares of RSUs will be determined using the closing stock price on your date of hire. Your annual LTI awards will be subject to the terms of the Omnibus Plan (or any successor equity plan) and the applicable award agreements thereunder. Such awards will be reflective of your individual performance and contributions, Company performance, and the scope and expectations of your position/role in the Company.

•	As an at-will employee, annual and long-term incentives are subject to change at the sole discretion of the Company.

Benefits

•	At GXO, we’re committed to hiring the best people, such as yourself. That’s why we offer a competitive benefits package, including health care coverage (i.e., medical, dental, and vision) and supplemental benefits available beginning on day one, personal time off (PTO) accruals beginning on day one, family bonding/pregnancy benefits, tuition reimbursement, as well as life/disability insurance and a 401(k) plan for eligible employees. There’s also no waiting period for holiday pay and employee discount programs. Your annual PTO entitlement of 20 days will accrue in accordance with GXO’s PTO Policy. Additional details related to our benefits package are shared separately.

•	Relocation: You will relocate your residence to the Greenwich, CT metropolitan area within six months of your date of hire. We are pleased to provide you with relocation benefits that will include: (a) home finding and home marketing assistance, (b) temporary accommodations, (c) household goods shipment, and (d) reimbursement for reasonable air travel expenses. In the event that (i) your employment is terminated by the Company for Cause (as defined in the Company Severance Plan), or (ii) you voluntarily terminate your employment without Good Reason (as defined in the Company Severance Plan), in each case within one year of your move to the Greenwich, CT metropolitan area, you will be required to repay the relocation benefits provided to you under this letter to the Company in full. GXO will pay for your business travel consistent with the Global Corporate Card & Travel and Entertainment Policy from your date of hire until your relocation occurs.

•	Severance: For 2026, you will be eligible to participate in GXO’s Severance Plan, subject to the approval of the Compensation Committee of the Board of Directors and the terms and conditions of the Plan. Eligibility for the Severance Plan is determined each year by the Compensation Committee; participation in one year is not a guarantee of participation in any subsequent year. The Company will notify you annually if you are a participant in the Severance Plan for the year.

Legal Information

•	In your work for the Company, you are expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have a confidentiality obligation. You are expected to use only generally known information which is used by persons with training and experience comparable to your own, which is common in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. As a condition of your continued employment, you are expected to abide by the Company’s rules and policies as may be published from time to time. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

•	You confirm that you have carefully reviewed your files (including emails, computer files and hard copies, whether personal or business) and deleted, and not retained copies of, any files prepared, generated, or used during any prior employment that could contain confidential information or trade secrets of your current or former employer. You agree not to bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you owe a confidentiality obligation.

•	GXO is an at-will employer. You may terminate your employment with the Company at any time and for any reason by notifying GXO; the Company may terminate your employment at any time and for any reason, with or without cause or advance notice. The at-will employment relationship cannot be changed except in writing signed by GXO’s Chief Executive Officer.

•	As applicable, your acceptance of this offer and commencement of employment with the Company is contingent upon your acceptance of the Company’s Confidential Information Protection Agreement (“CIPA”), which, among other things, contains restrictive covenants and protects the Company’s proprietary information.

•	This letter, along with the CIPA and the terms of any plans or awards referenced herein, contain the entire agreement and understanding between you and the Company regarding the employment relationship and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written). This offer of employment is not to be construed as a contract for employment in any particular position for any particular salary or time period.

•	This employment offer is contingent on the satisfactory conclusion of an appropriate background check. Although your employment at GXO may begin prior to the completion of the background check at the Company’s discretion, your continued employment remains subject to the satisfactory completion of the background check. As required by law, this offer also is subject to satisfactory proof of your right to work in the United States.

As you know, GXO has generated tremendous momentum, thanks to the efforts of our people and leaders all over the world. With you on our team, we’re sure to continue along this trajectory and move forward to greater success.

GXO is on its way to future success, and we’re happy that you’ll be a part of it.

Please make sure you have read and understand the terms and conditions of this offer. If you accept, sign the offer letter along with any other applicable forms via DocuSign within three business days. Should you have any questions, reach out to Ann Marie Phillips at annmarie.phillips@gxo.com.

Welcome to GXO!

/s/ Corinna Refsgaard
Corinna Refsgaard

Chief Human Resources Officer

Employment Acceptance

I accept this offer of employment with GXO Logistics in the position of Chief Financial Officer reporting to work on or about April 1 , 2026.

/s/ Mark Suchinski
Mark Suchinski

March 2, 2026
Date